THIS UNSECURED PROMISSORY NOTE (THIS “NOTE”) IS SUBJECT TO A SUBORDINATION AGREEMENT BETWEEN THE HOLDER AND THE SENIOR CREDITORS OF THE LOAN PARTIES, UNDER WHICH THE HOLDER’S RIGHTS AND REMEDIES UNDER THIS NOTE AND RELATED DOCUMENTS ARE SUBORDINATED TO THE RIGHTS AND REMEDIES OF SUCH SENIOR CREDITORS.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

UNSECURED PROMISSORY NOTE

$15,000,000	JULY 1, 2026

FOR VALUE RECEIVED, The Children’s Place, Inc., a Delaware corporation (“Maker”) and each Loan Party (as defined below) hereby promises to pay to the order of Mithaq Capital SPC, a Cayman segregated portfolio company (“Holder”), on the Maturity Date (as defined below), the aggregate principal amount outstanding under this Note, which as of the Closing Date is fifteen million dollars ($15,000,000) (such unpaid principal amount at any time, the “Principal Amount”). Schedule I hereto reflects the Principal Amount as of the Closing Date and the Holder shall update such Schedule from time to time to reflect reductions thereto from any payments prior to the Maturity Date, it being understood that any failure to so update Schedule I shall not affect the amount of the Principal Amount or any other obligations of Maker hereunder. Reference is made to the commitment letter, dated as of May 2, 2024 (as amended from time to time, the “Commitment Letter”, by and between the Loan Parties and Holder, pursuant to which Holder has committed to provide the Loan Parties with a senior unsecured credit facility of up to forty million dollars ($40,000,000). Certain capitalized terms which are used and not otherwise defined in this Note or the Commitment Letter are defined in Section 11 below.

1.	LOAN AND COMMITMENT AMOUNTS. Up to fifteen million dollars ($15,000,000), consisting of a term loan in an original aggregate principal amount equal to $15,000,000 (The “Term Loan”). Pursuant to such Term Loan, the Loan under the Commitment Letter is hereby permanently reduced to twenty-five million dollars ($25,000,000).

2.	PAYMENT OF PRINCIPAL.

(a)	Except as set forth otherwise herein, the Principal Amount, along with all other outstanding Obligations, shall be due and payable in full in cash on the Maturity Date.

(b)	Other than with respect to payment of interest in accordance with clause (c) below, any amount paid to Holder by Maker in respect of this Note will be applied to pay, prepay, or repay, as applicable, first, the amount of interest that has been deferred pursuant to clause (c) below and remains outstanding, second, the outstanding Principal Amount; and third, any remaining Obligations under this Note. All payments in respect of this Note will be made by wire transfer of immediately available funds to an account designated in writing by Holder, and any payment so received after 2:00 p.m. New York City time on any day will be deemed to have been received on the following Business Day. Any amount that (but for the application of this sentence) would become due and payable in respect of this Note on a day which is not a Business Day will instead become due and payable on the next succeeding Business Day. Any portion of the Term Loan that is repaid or prepaid may not be reborrowed.

(c)	Interest on the Term Loan shall accrue at a rate per annum equal to Term SOFR plus 9.00%, and shall be payable monthly in arrears, due the last Business Day of the month; provided each monthly interest payment due and payable may be deferred whole or part rather than paid in cash, which deferred interest shall remain outstanding and be due and payable in full in cash on the Maturity Date, and which deferred interest payments shall not, for the avoidance of doubt, after such interest is deferred constitute “regularly scheduled interest payments” (but for the avoidance of doubt, if no written notice is made by the Maker to the Holder to defer such interest, such interests shall constitute “regularty scheduled interest payments” and shall be due and payable in cash). For the avoidance of doubt, Term SOFR for each month shall be determined (x) on the Closing Date for the first calendar month interest is owed and (y) thereafter, on the first Business Day of each month thereafter. Notwithstanding anything to the contrary in any Note Document, if payment of interest is not permitted by the Subordination Agreement, then such failure to pay shall not constitute a Default or an Event of Default, and instead such interest shall remain owing but not become due and payable until the conditions for payment are satisfied under the Subordination Agreement.

3.	[Intentionally omitted.]

4.	FUNDING OF THE TERM LOAN.

(a)	Pursuant to Section 1(b)(i) of the Commitment Letter, on June 24, 2026, Maker has submitted a Borrowing Notice for the Term Loan, thus providing at least five prior to the July 1, 2026 requested advance date.

(b)	This Note is effective as of the Closing Date. Holder agrees, subject to and on the terms and conditions of this Note to loan the Term Loan to Maker by no later than Wednesday, July 1, 2026 (such date of funding, the “Funding Date”), subject to the satisfaction or waiver in writing of the conditions set forth in Section 5(a) on the Funding Date.

(c)	Proceeds of the Term Loan shall be wired in accordance with the wire instructions attached hereto as Schedule II.

5.	CONDITIONS PRECEDENT TO FUNDING OF THE TERM LOAN.

(a)	Te obligation of Holder to make the Term Loan under this Note is subject to the prior satisfaction (or waiver in writing) by Holder of each of the following conditions precedent and in the case of any agreements, documents, schedules or certificates described below, delivery in form and substance reasonably satisfactory to Holder:

(i)	The representations and warranties of Maker contained in Section 6 below will be true and correct in all material respects (without duplicating any “materiality” qualifiers therein) on and as of the Funding Date, except to the extent such representations and warranties specifically refer to an earlier date, in which case they will be true and correct in all material respects (without duplicating any “materiality” qualifiers therein) as of such earlier date.

(ii)	On the Funding Date, after giving pro forma effect to the making of the Term Loan, no Default or Event of Default will exist, or would result from, the making of the Term Loan and the other financial accommodations made hereunder.

(iii)	Holder shall have received:

(1)	Duly executed Note Documents;

(2)	A certificate as to the good standing of Maker as of a recent date, from such Secretary of State;

(3)	True and complete copies of resolutions duly adopted by the Board of Directors, the Corporate Responsibility, Sustainability & Governance Committee and the Independent Committee of Maker authorizing the execution, delivery and performance of the Note Documents and the Term Loan hereunder; and

(4)	Certificate of an officer of Maker, dated as of the Funding Date, certifying the conditions set forth in clauses (i), (ii), and (iv) of this Section 5(a) have been satisfied;

(iv)	On the Funding Date, after giving pro forma effect to the making of the Term Loan hereunder, no Default (as defined in the Existing Credit Agreements) shall have occurred or result from the making of the Term Loan.

6.	REPRESENTATIONS AND WARRANTIES. Each of the Maker and the other Loan Parties represents and warrants to Holder as of the date hereof that:

(a)	Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof: (i) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation; (ii) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (1) own or lease its assets and carry on its business as currently conducted or as proposed to be conducted and (2) execute, deliver and perform its obligations under the Note Documents to which it is a party; and (iii) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (ii)(1) or (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Change.

(b)	Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Note Document to which such Person is, or is to be, a party has been duly authorized by all necessary corporate or other organizational action and does not and will not: (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict in any material respect with, or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (1) any Material Indebtedness of such Person or any of its Subsidiaries, (2) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (3) any governmental licenses, permits, authorizations, consents and approvals; except, in each case referred to in this clause (ii), to the extent that any such conflict, breach, termination, contravention or default could not reasonably be expected to have a Material Adverse Change; (iii) result in or require the creation of any Lien upon any asset of any Loan Party; or (iv) violate any Law.

(c)	Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Note or any other Note Document, except for such as have been obtained or made and are in full force and effect.

(d)	Binding Effect. This Note has been, and each other Note Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Note constitutes, and each other Note Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e)	No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Note or any other Note Document.

(f)	Taxes. The Loan Parties and their Subsidiaries have (i) filed (1) all United States and Canadian federal income Tax returns required to be filed, and (2) all other material United States and Canadian federal, state, provincial and other Tax returns and reports required to be filed, (ii) have paid all such federal, state, provincial and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation and (iii) not received any notice of any proposed Tax assessment against any Loan Party or any Subsidiary, except, in each case in this clause (f), as would not have a Material Adverse Change.

(g)	Margin Regulations; Investment Company Act.

(i)	None of the proceeds of the Term Loan shall be used directly or indirectly for the purpose of purchasing or carrying any Margin Stock, for the purpose of extending credit to others for the purpose of purchasing or carrying any Margin Stock, or for any purpose that violates the provisions of Regulation T, U or X of the FRB.

(ii)	None of the Loan Parties, any Person controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(h)	Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.

(i)	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party nor any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has any assets located in Sanctioned Entities, or (iii) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any applicable Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws by any Person (including any Loan Party or other individual or entity participating in any transaction).

7.	AGREEMENT TO SUBORDINATE. The Holder acknowledges that the Loan Parties have outstanding senior indebtedness under the Existing Credit Agreements (collectively, “Senior Indebtedness”), that such Senior Indebtedness is or may be secured by Liens on substantially all of the assets of the Loan Parties, and that the Obligations hereunder are subordinated to the prior payment in full of the Senior Indebtedness pursuant to the terms of the Subordination Agreement.

8.	AFFIRMATIVE COVENANTS.

Until payment in full of the Obligations, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 8(a), 8(b), and 8(c)) cause each Subsidiary to:

(a)	Financial Statements. Deliver to the Holder, within fifteen (15) days after the date of delivery thereof under the Existing Credit Agreements, copies of all financial statements, reports, certificates and other information delivered by the Loan Parties under Section 6.01(a) or (b) of the Existing Credit Agreements.

(b)	Certificates; Other Information. Deliver to the Holder:

(i)	promptly after the same are available, copies of each annual report, proxy or financial statement, or other document, report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party files with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national or foreign securities exchange, and in any case not otherwise required to be delivered to the Holder pursuant hereto;

(ii)	promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement which indicate a breach or default of any such document, in each case not otherwise required to be furnished to the Holder hereunder; and

(iii)	pursuant to Section 8(a) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Maker posts such documents, or provides a link thereto on the Maker’s website on the Internet; or (ii) on which such documents are posted on the Maker’s behalf on EDGAR or another Internet or intranet website, if any, to which the Holder has access (whether a commercial, third-party website or whether sponsored by the Holder); provided that: (i) the Maker shall deliver paper copies of such documents to the Holder that requests the Maker to deliver such paper copies until a written request to cease delivering paper copies is given by the Holder and (ii) the Maker shall notify the Holder (by telecopier or electronic mail) of the posting of any such documents and provide to the Holder by electronic mail electronic versions (i.e., soft copies) of such documents. The Holder shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in no event shall have any responsibility to monitor compliance by the Loan Parties with any such request for delivery.

(c)	Notice of Default. Promptly notify the Holder of the occurrence of any Default or Event of Default.

(d)	Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation, except in a transaction that is permitted under, or is otherwise not prohibited by, the Existing Credit Agreements.

(e)	Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; (ii) such contest effectively suspends enforcement of the contested Laws, and (iii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Change.

(f)	Use of Proceeds. The proceeds of the Term Loan shall be used for working capital and general corporate purposes (including to repay a portion of the outstanding revolving loans under the ABL Credit Agreement) of the Maker and its Subsidiaries not inconsistent with the terms hereof or in contravention of any law or the Note Documents.

(g)	Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be.

(h)	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

Notwithstanding anything to the contrary herein or otherwise, to the extent that any requirement of the Existing Credit Agreements as of the Closing Date that is either (a) incorporated as a requirement in this Note by cross-reference to the Existing Credit Agreements or (b) set forth in this Note in form that is identical in all material respects to a corresponding requirement set forth in any of Section 6 (other than Section 6(b), Section 6(c) or Section 6(d)), Section 8 (excluding for the avoidance of doubt Section 8(f)) or Section 9 (excluding for the avoidance of doubt Section 9(k)) of this Note (any such cross-referenced or corresponding provision, a “Corresponding Provision”) is amended, waived, supplemented or otherwise modified (in each case on a complete basis and without any temporal limitations on the effectiveness of such amendment, waiver, supplement or modification) in the Existing Credit Agreements after the Closing Date in accordance with the terms of the Existing Credit Agreements, then the corresponding requirement set forth in this Note shall automatically be deemed to be amended, waived, supplemented or modified to the same extent, effective upon the effectiveness of such amendment, waiver, supplement or other modification to the Existing Credit Agreements, without the need for any further action or consent by any party hereto or thereto. The Maker shall notify the Holder in advance of any such amendment, waiver, supplement or other modification to any Corresponding Provision in the Existing Credit Agreements, keep Holder reasonable informed on a current basis as to the status of any such amendments, waivers, supplements or other modifications (including by providing copies of drafts) and, upon execution, concurrently provide a copy thereof.

9.	NEGATIVE COVENANTS.

Until payment in full of the Obligations, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

(a)	Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC, the PPSA or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, (i) Permitted Encumbrances and (ii) any Lien that exists on the Closing Date or is permitted under, or is otherwise not prohibited by, the Existing Credit Agreements.

(b)	Investments. Have outstanding, make, acquire or hold any Investment (or become contractually committed to do so), directly or indirectly, or incur any liabilities (including contingent obligations) for or in connection with any Investment, except

(i)	Permitted Investments and (ii) any Investment that exists on the Closing Date or is permitted under, or is otherwise not prohibited by, the Existing Credit Agreements when made.

(c)	Indebtedness. Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except (i) Permitted Indebtedness and (ii) any Indebtedness that is outstanding on the Closing Date or is permitted under, or is otherwise not prohibited by, the Existing Credit Agreements when created, incurred, assumed or guaranteed, as applicable.

(d)	Fundamental Changes. Except as permitted under, or as otherwise not prohibited by, the Existing Credit Agreements:

(i)	merge, amalgamate, dissolve, liquidate, wind up, consolidate with or into another Person, reorganize, enter into a proposal, plan of reorganization, arrangement, recapitalization or reclassify its Equity Interests (or agree to do any of the foregoing); or

(ii)	suspend or go out of a substantial portion of its or their business or any material line of business;

provided that, so long as no Default shall have occurred and be continuing prior to or immediately after giving effect thereto or would result therefrom, any Subsidiary may merge, consolidate or amalgamate with (i) a Loan Party if a Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided further that when any wholly-owned Subsidiary is merging with another Subsidiary, a wholly-owned Subsidiary shall be the continuing or surviving Person.

(e)	Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except (i) Permitted Dispositions and (ii) any Disposition or agreement to make a Disposition that is permitted under, or is otherwise not prohibited by, the Existing Credit Agreements when made or entered into, as applicable.

(f)	Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except any such Restricted Payment or obligation, as applicable, that is permitted under, or is otherwise not prohibited by, the Existing Credit Agreements when declared, made or incurred, as applicable:

(g)	[Reserved].

(h)	Change in Nature of Business. Engage in any line of business substantially different from the business (or any business substantially related or incidental thereto) conducted by the Loan Parties and their Subsidiaries on the Closing Date, except as permitted under, or as otherwise not prohibited by, the Existing Credit Agreements.

(i)	[Reserved].

(j)	[Reserved].

(k)	Use of Proceeds. Use the proceeds of the Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purposes other than those permitted under this Note.

(l)	Amendment of Organization Documents and other Documents. Amend, modify or waive any of a Loan Party’s rights under its Organization Documents to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Note Documents or otherwise would be reasonably likely to have a Material Adverse Change.

(m)	Fiscal Year. Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP, and except, in each case of the foregoing, as permitted under, or as otherwise not prohibited by, the Existing Credit Agreements.

Notwithstanding anything to the contrary herein or otherwise, to the extent that any Corresponding Provision in the Existing Credit Agreements is amended, waived, supplemented or otherwise modified (in each case on a complete basis and without any temporal limitations on the effectiveness of such amendment, waiver, supplement or modification) after the Closing Date in accordance with the terms of the Existing Credit Agreements, then the corresponding requirement set forth in this Note shall automatically be deemed to be amended, waived, supplemented or modified to the same extent, effective upon the effectiveness of such amendment, waiver, supplement or other modification to the Existing Credit Agreements, without the need for any further action or consent by any party hereto or thereto. The Maker shall notify the Holder in advance of any such amendment, waiver, supplement or other modification to any Corresponding Provision in the Existing Credit Agreements, keep Holder reasonable informed on a current basis as to the status of any such amendments, waivers, supplements or other modifications (including by providing copies of drafts) and, upon execution, concurrently provide a copy thereof.

10.	EVENTS OF DEFAULT AND REMEDIES.

(a)	An “Event of Default” shall be deemed to have occurred under this Note if:

(i)	Non-Payment. The Maker shall fail to (x) repay the outstanding Principal Amount of the Term Loan on the Maturity Date as required herein or (y) pay the amounts required under Section 2(c) within three business days of such amounts being due and payable; or

(ii)	Specific Covenants. The Maker fails to perform or observe any term, covenant or agreement contained in any of Sections 8(c), 8(d) (solely with respect to Maker) or Section 9 of this Note, and such failure continues for fifteen (15) days; or

(iii)	Other Defaults. The Maker fails to perform or observe any other covenant or agreement (not specified in subsection (i) or (ii) above) contained in any Note Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(iv)	Representations and Warranties in the Note Documents. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Maker or any other Loan Party herein, in any other Note Document, or in any document delivered in connection herewith or therewith, shall be incorrect or misleading in any material respect when made or deemed made (or, with respect to any representation, warranty, certification, or statement of fact qualified by materiality, incorrect or misleading in any respect); or

(v)	Material Indebtedness. Any Material Indebtedness of a Loan Party becomes or is declared by the requisite creditors thereunder to be due and payable in full prior to its stated maturity by reason of an event of default (however defined or described) under the agreement or instrument governing such Material Indebtedness; or

(vi)	Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of or declares its intention to institute any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 45 calendar days (provided, however, that, during the pendency of such period, the Loan Parties shall be relieved of their obligation to extend credit hereunder), or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material portion of its property is instituted without the consent of such Person and continues undismissed or unstayed for 45 calendar days (provided, however, that, during the pendency of such period, the Loan Parties shall be relieved of their obligation to extend credit hereunder), or an order for relief is entered in any such proceeding; or

(vii)	Attachment. Any writ or warrant of attachment or execution or similar process is issued or levied against all or any material portion of the property of any such Person; or

(viii)	Invalidity of Note Documents. Any provision of any Note Document at any time after its execution and delivery and for any reason other than (solely with respect to Note Documents) as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Subsidiary thereof contests in any manner the validity or enforceability of any provision of any Note Document or publicly claims that it is invalid or unenforceable; or any Loan Party denies that it has any or further liability or obligation under any provision of any Note Document, or purports to revoke, terminate or rescind any provision of any Note Document; or

(b)	Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Holder may take any or all of the following actions, subject, in the case of each of clause (ii) and (iii), to the Subordination Agreement from and after its effectiveness:

(i)	declare the commitment of the Holder to make the Term Loan to be terminated, whereupon such commitments and obligation shall be terminated.

(ii)	declare the unpaid principal amount of all outstanding Loans and all other amounts owing or payable hereunder or under any other Note Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(iii)	whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, may proceed to protect, enforce and exercise all rights and remedies of the Loan Parties under this Note, any of the other Note Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note and the other Note Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Loan Parties;

(iv)	No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

; provided, that in the case of an Event of Default under Section 10(a)(vi), the commitment of the Holder to make the Term Loan shall automatically terminate and all unpaid principal amount of all outstanding Term Loan and all other amounts owing or payable hereunder or under any other Note Document automatically shall be immediately due and payable.

(c)	Application of Funds. After the exercise of remedies provided for in Section 10(b) any amounts received on account of the Term Loan shall be applied pursuant to Section 2(b).

11.	CERTAIN DEFINITIONS. Capitalized terms not otherwise defined in this Note have the following respective meanings:

“ABL Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of May 9, 2019, among, inter alia, the Maker, as borrower, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto (the “ABL Creditors, and Wells Fargo Bank, National Association as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, including any agreement, indenture, instrument or other document that governs or evidences Indebtedness that constitutes a refinancing, replacement or substitution of, in whole or in part, the obligations under or related to the ABL Credit Agreement and is designated in writing by the Maker to be the “ABL Credit Agreement” hereunder.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

“Anti-Corruption Laws” means any Laws applicable to Maker and its Subsidiaries relating to anti-bribery or anti-corruption, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, or foreign government employee to obtain an improper or undue business advantage, including the Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Anti-Terrorism Laws” means any Laws applicable to Maker and its Subsidiaries relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Bankruptcy Code“means the United States Bankruptcy Code of 1978, as amended from time to time, or any successor federal statute.

“Borrowing Notice” means a notice from Maker to Holder requesting a borrowing of the Term Loan, substantially in the form of Exhibit A hereto.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their activities.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Closing Date” means July 1, 2026.

“Corresponding Provision” shall have the meaning set forth in the final paragraph of Section  8 of this Note.

“Debtor Relief Laws” shall have the meaning set forth in the Existing Credit Agreements.

“Default” means any of the events specified in Section 10 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Disposition” or “Dispose” shall have the meaning set forth in the Existing Credit Agreements.

“Equity Interests” shall have the meaning set forth in the Existing Credit Agreements.

“Existing Credit Agreements” shall mean, collectively, the ABL Credit Agreement and the Senior Secured Term Loan Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect in the Closing Date.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means each Subsidiary of the Maker that is a signatory hereto.

“Indebtedness” shall have the meaning set forth in the Existing Credit Agreements.

“Investment” shall have the meaning set forth in the Existing Credit Agreements.

“Law” means any foreign, federal, state or local law (including common law), statute, ordinance, code, regulation, rule, requirement, order, determination judgment, rule, constitution or treaty of, or other similar requirement enacted, adopted, promulgated or applied by, any Governmental Authority.

“Lien” means any mortgage, deed of trust, deed to secure debt, or pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement), or any other arrangement and/or agreement of any kind pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Loan Parties” means, collectively, the Maker and the Guarantors.

“Margin Stock” is as defined in Regulation U of the FRB as in effect from time to time.

“Material Adverse Change” means any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which: (i) has, had or reasonably would be expected to have, a Material Adverse Change upon or change in the legality, validity or enforceability of any Note Document; (ii) has been or reasonably would be expected to be material and adverse to the value to the business, operations, properties, assets, liabilities or condition (financial or otherwise) of Maker or its Subsidiaries, taken as a whole; or (iii) has materially impaired or reasonably would be expected to materially impair, the ability of Maker to perform any of the Obligations or its obligations, or to consummate the transactions, under the Note Documents.

“Material Indebtedness” means (i) any outstanding Indebtedness of the Loan Parties under the Existing Credit Agreements and (ii) any outstanding Indebtedness of the Loan Parties that is secured by a Lien on substantially all assets of the Loan Parties or to which this Note is expressly subordinated in writing.

“Maturity Date” means the earlier of (a) April 16, 2031 and (b) the date upon which the Obligations become due and payable pursuant to the terms of Section 10 hereof.

“Note Documents” means this Note and any and all other documents delivered to Holder in connection therewith.

“Obligations” means (i) the obligations of Maker with respect to the due and prompt payment of the Principal Amount, when and as due, whether at maturity, by acceleration, or otherwise; and (ii) the obligations of Maker with respect to the due and prompt payment of all other monetary obligations (including interest owed under Section 2(c) (including interest accruing after the filing of any bankruptcy or similar petition of any Loan Party regardless of whether such interest and fees are allowed claims in such proceedings)), interest, expenses, fees, costs, attorneys’ fees and disbursements (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceedings) payable pursuant to this Note. For the avoidance of doubt, the Obligations shall not include amounts due under, or in connection with, the “First Subordinated Loan Agreement” (as such term is defined in the Subordination Agreement).

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Permitted Disposition” shall have the meaning set forth in the Existing Credit Agreements.

“Permitted Encumbrance” shall have the meaning set forth in the Existing Credit Agreements.

“Permitted Indebtedness” shall have the meaning set forth in the Existing Credit Agreements and shall also include any future indebtedness of the Maker or its Subsidiaries secured on a first lien basis by any intellectual property of the Maker and its Subsidiaries subject to “Required Lender” approval under the Existing Credit Agreements.

“Permitted Investment” shall have the meaning set forth in the Existing Credit Agreements.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System of the United States of America, as the same may be amended and in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System of the United States of America, as the same may be amended and in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System of the United States of America, as the same may be amended and in effect from time to time.

“Restricted Payment”means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of the Equity Interests of Maker or its Subsidiaries now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Maker or its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interest of Maker or its Subsidiaries now or hereafter outstanding; and (iv) any management or similar fees payable to any Person by Maker or its Subsidiaries, including any Affiliate of Maker.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country or territory sanctions program administered and enforced by OFAC or the Government of Canada.

“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the Government of Canada, (c) the United Nations Security Council, (d) the European Union or any European Union member state, (e) His Majesty’s Treasury of the United Kingdom, or (f) any other Governmental Authority with jurisdiction over any Loan Party or any of their respective Subsidiaries or Affiliates.

“Senior Creditors” shall mean, collectively, the ABL Creditors and the Senior Secured Term Loan Creditors.

“Senior Secured Term Loan Agreement” shall mean that certain Credit Agreement, dated as of December 16, 2025, among, inter alia, the Maker, as borrower, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto (the “Senior Secured Term Loan Creditors”), and Crystal Financial LLC d/b/a SLR Credit Solutions, as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, including any agreement, indenture, instrument or other document that governs or evidences Indebtedness that constitutes a refinancing, replacement or substitution of, in whole or in part, the obligations under or related to the Senior Secured Term Loan Agreement and is designated in writing by the Maker to be the “Senior Secured Term Loan Agreement” hereunder.

“SOFR” means a rate equal to the secured overnight financing rate as published by the SOFR Administrator on the website of the SOFR Administrator, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Subordination Agreement” means that certain Second Amended and Restated Subordination Agreement, dated as of December 16, 2025, by and among, inter alia, the Holder, the Senior Creditors and the Loan Parties.

“Subsidiary” means, as of a Person, a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares or Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Term SOFR” means a rate per annum equal to Term SOFR Reference Rate for a one-month interest period.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Holder in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR published by the Term SOFR Administrator and displayed on CME’s Market Data Platform (or other commercially available source providing such quotations as may be selected by the Holder from time to time).

“ ” means the Uniform Commercial Code as in effect in the State of New York; provided, that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “ ” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

12.	INTERPRETATION. With reference to this Note and each other Note Document, unless otherwise specified herein or in such other Note Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Note in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Note, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) for purposes of interpreting the representations and warranties set forth in Section 6, the covenant set forth in Section 8(e), and the Events of Default set forth in Section 10(a)(iii) and Section 10(a)(iv), any inaccuracy of a representation or warranty or violation of such covenant or occurrence of such an Event of Default (as a result of the inaccuracy in such representation or warranty or violation of such covenant) shall be disregarded and deemed not to have occurred to the extent such inaccuracy or violation directly results from actions taken by the Holder or its Affiliates prior to the date hereof without the consent of the Maker or its board of directors, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including”.

13.	CANCELLATION. After all Obligations have been paid in full in cash, this Note will be surrendered to Maker for cancellation and will not be reissued.

14.	MISCELLANEOUS.

(a)	Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given, made or sent by delivery in person, by an internationally recognized overnight courier service, by facsimile, by registered or certified mail (postage prepaid, return receipt requested), or by electronic mail (at such e-mail addresses as a party may designate in accordance herewith) to the respective parties hereto at such party’s address set forth beneath its signature on the signature page to this Note, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 14(a).

All notices hereunder shall be deemed to have been duly given: when received, if personally delivered or transmitted by facsimile or electronic mail; the day after it is sent; if sent for next day delivery to a domestic address by an internationally recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested.

(b)	Assignment by Holder. The provisions of this Note and the other Note Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns to the extent permitted hereby. Holder may at any time assign to one or more assignees (other than natural persons) all or a portion of its rights and obligations of this Note with the prior written consent of Maker (not to be unreasonably delayed, withheld or conditioned); provided that no such consent shall be required (x) if such assignment is to an Affiliate of Holder or (y) an Event of Default exists and is continuing; provided, further, that Maker’s consent shall be deemed given after ten (10) days have passed after notice of such proposed assignment has been provided by Holder. Any assignee hereunder shall be a party to this Note and have the rights and obligations of Holder hereunder, and upon assignment of all its rights and obligations Holder shall be released from its obligations under this Note and shall cease to be a party hereto upon such assignment. Maker agrees that Holder may provide any information that Holder may have about Maker or about any matter relating to this Note to any of its Affiliates or their successors, or to any one or more purchasers or potential purchasers of any of its rights under this Note.

(c)	Assignment by Maker. Maker shall not assign or transfer any of its rights or obligations under this Note or any of the other Note Documents without the prior written consent of Holder.

(d)	Replacement. Upon receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon delivery of an unsecured indemnity agreement in such reasonable amount as Maker may determine or, in the case of any such mutilation, upon the surrender of this Note to Maker for cancellation, Maker at its expense will execute and deliver, in lieu thereof, a new Note of the same class and of like tenor, dated so that there will be no loss of interest on such lost, stolen, destroyed or mutilated Note.

(e)	Severability. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Note.

(f)	Descriptive Headings; Interpretation. The descriptive headings of this Note are inserted for convenience only and do not constitute a substantive part of this Note. The use of the word “including” in this Note is by way of example rather than by limitation.

(g)	Currency. Unless otherwise specified in this Note, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

(h)	GOVERNING LAW. THIS NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY (EXCLUDING FOR THE AVOIDANCE OF DOUBT THE GOVERNANCE LETTER) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THIS NOTE SHALL BE DEEMED TO HAVE BEEN EXECUTED AND PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK.

(i)	SUBMISSION TO JURISDICTION. MAKER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST HOLDER, ITS SUCCESSORS AND ASSIGNS AND EACH OF THEIR RESPECTIVE AFFILIATES IN ANY WAY RELATING TO THIS NOTE OR THE TRANSACTIONS RELATING HERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN), AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, AND IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH

COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS NOTE SHALL AFFECT ANY RIGHT THAT HOLDER HAS TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE AGAINST MAKER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(j)	VENUE. EACH PERSON PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE IN ANY COURT REFERRED TO IN SUBSECTION (i) OF THIS SECTION 14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(k)	SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14(a). NOTHING IN THIS NOTE WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(l)	Specific Waivers. Maker hereby waives presentment, demand for performance, notice of non- performance, protest, notice of protest and notice of dishonor. No delay on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or any other right.

(m)	All Powers Coupled with Interest. All powers of attorney and other authorizations granted to Holder and any Persons designated by Holder pursuant to any provisions of this Note shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied.

(n)	Amendments.

(i)	Any term, covenant, agreement or condition of this Note may be amended and any departure therefrom may be consented to if, but only if, such amendment, waiver or consent is in writing signed by Holder and, in the case of an amendment, by Maker. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(ii)	Notwithstanding anything to the contrary herein or otherwise, to the extent that any Corresponding Provision in the Existing Credit Agreements is amended, waived, supplemented or otherwise modified (in each case on a complete basis and without any temporal limitations on the effectiveness of such amendment, waiver, supplement or modification) after the Closing Date in accordance with the terms of the Existing Credit Agreements, then the corresponding requirement set forth in this Note shall automatically be deemed to be amended, waived, supplemented or modified to the same extent, effective upon the effectiveness of such amendment, waiver, supplement or other modification to the Existing Credit Agreements, without the need for any further action or consent by any party hereto or thereto. The Maker shall notify the Holder in advance of any such amendment, waiver, supplement or other modification to any Corresponding Provision in the Existing Credit Agreements, keep Holder reasonable informed on a current basis as to the status of any such amendments, waivers, supplements or other modifications (including by providing copies of drafts) and, upon execution, concurrently provide a copy thereof.

(iii)	Notwithstanding anything to the contrary herein or otherwise, in the event the Holder assigns all or a portion of its rights and obligations of this Note to any third-party assignee, the Maker agrees to negotiate in good faith to amend this Note to add customary “required lender” consent rights and voting provisions, on terms to be agreed.

(iv)	Notwithstanding anything to the contrary herein or otherwise, the Maker and the Holder shall enter into any amendment necessary, following the Closing Date, to ensure Sharia compliance so long as such amendment does not increase the overall economics owed to the Holder and is otherwise on customary terms required to ensure Sharia compliance.

(o)	Conflicts. In the event of any conflict between the terms of this Note and the terms of the Subordination Agreement (from and after its effectiveness), the terms of the Subordination Agreement shall control.

15.	GUARANTEE.

(a)	Guarantee.

(i)	Each Guarantor hereby, unconditionally and irrevocably, guarantees to the Holder the prompt and complete payment and performance by the Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(ii)	All obligations of each Guarantor under this Section 15 (this “Guarantee”) shall remain in full force and effect until the Obligations are paid in full in cash, notwithstanding that from time to time prior thereto the Maker may be free from any Obligations.

(iii)	Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Holder hereunder.

(iv)	No payment or payments made by the Maker, any Guarantor, any other guarantor or any other Person or received or collected by the Holder from the Maker, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations (but excluding reimbursement and indemnity obligations which survive but are not due and payable) are paid in full.

(v)	Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Holder on account of its liability hereunder, it will notify the Holder in writing that such payment is made under this Guarantee for such purpose, provided that such Guarantor’s failure to give such notice shall not affect the validity or effectiveness of such payment.

(b)	Right of Contribution. Each Guarantor hereby agrees that, to the extent a Guarantor shall have paid more than its proportionate share of any payment made hereunder or in respect of the Obligations, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. The provisions of this Section 15(b) shall be subject to the terms and conditions of Section 15(d). The provisions of this Section 15(b) shall in no respect limit the obligations and liabilities of any Guarantor to the Holder, and each Guarantor shall remain liable to the Holder for the full amount guaranteed by it hereunder.

(c)	Right of Setoff. Upon the occurrence of any Event of Default, each Guarantor hereby irrevocably authorizes the Holder at any time and from time to time without notice to such Guarantor, any such notice being expressly waived by such Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Holder to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Holder may elect, against and on account of the obligations and liabilities of such Guarantor to the Holder hereunder and claims of every nature and description of the Holder against such Guarantor, in any currency, whether arising hereunder, any other Note Documents or otherwise, as the Holder may elect, whether or not the Holder has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Holder shall notify such Guarantor promptly of any such set off and the application made by the Holder, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of the Holder under this Section are in addition to other rights and remedies (including, without limitation, other rights of set off) which the Holder may have.

(d)	No Subrogation. Notwithstanding any payment or payments made by any Guarantor hereunder or any set off or application of funds of any Guarantor by the Holder, no Guarantor shall be entitled to be subrogated to any of the rights of the Holder against the Maker or any other guarantor or any collateral security or guarantee or right of offset held by the Holder for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Maker or any other guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Holder by the Maker on account of the Obligations (but excluding reimbursement and indemnity obligations which survive but are not due and payable) are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations (but excluding reimbursement and indemnity obligations which survive but are not due and payable) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Holder, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Holder in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Holder, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Holder may determine.

(e)	Amendments, etc. with respect to the Obligations; Waiver of Rights.

(i)	Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor, any demand for payment of any of the Obligations made by the Holder may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Holder, and this Note and the other Note Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Holder may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Holder for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. The Holder shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any Guarantor, the Holder may, but shall be under no obligation to, make a similar demand on the Maker or any other guarantor, and any failure by the Holder to make any such demand or to collect any payments from the Maker or any such other guarantor or any release of the Maker or such other guarantor shall not relieve any Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Holder against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(ii)	Notwithstanding anything to the contrary herein or otherwise, to the extent that any Corresponding Provision in the Existing Credit Agreements is amended, waived, supplemented or otherwise modified (in each case on a complete basis and without any temporal limitations on the effectiveness of such amendment, waiver, supplement or modification) after the Closing Date in accordance with the terms of the Existing Credit Agreements, then the corresponding requirement set forth in this Note shall automatically be deemed to be amended, waived, supplemented or modified to the same extent, effective upon the effectiveness of such amendment, waiver, supplement or other modification to the Existing Credit Agreements, without the need for any further action or consent by any party hereto or thereto. The Maker shall notify the Holder in advance of any such amendment, waiver, supplement or other modification to any Corresponding Provision in the Existing Credit Agreements, keep Holder reasonable informed on a current basis as to the status of any such amendments, waivers, supplements or other modifications (including by providing copies of drafts) and, upon execution, concurrently provide a copy thereof.

(f)	Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Holder upon this Guarantee or acceptance of this Guarantee, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Maker and the Guarantors, on the one hand, and the Holder, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Maker or any Guarantor with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment, and not merely of collection, without regard to (a) the validity, regularity or enforceability of the Note or any other Note Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Holder, (b) any defense, set off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Maker against the Holder, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Maker or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Maker for the Obligations, or of any Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Holder and the Holder may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Maker or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Holder to pursue such other rights or remedies or to collect any payments from the Maker or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Maker or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Holder against such Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to be benefit of the Holder, and their respective successors, permitted indorsees, permitted transferees and permitted assigns, until all the Obligations (but excluding reimbursement and indemnity obligations which survive but are not due and payable) and the obligations of each Guarantor under this Guarantee shall have been satisfied by payment in full, notwithstanding that from time to time during the term of this Note the Maker may be free from any Obligations.

(g)	Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Maker or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Maker or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

(h)	Not Affected by Bankruptcy. Notwithstanding any modification, discharge or extension of the Obligations or any amendment, modification, stay or cure of the Holder’s rights which may occur in any bankruptcy or reorganization case or proceeding against the Maker, whether permanent or temporary, and whether or not assented to by the Holder, each Guarantor hereby agrees that such Guarantor shall be obligated hereunder to pay and perform the Obligations and discharge their other obligations in accordance with the terms of the Obligations and the terms of this Guarantee. Each Guarantor understands and acknowledges that, by virtue of this Guarantee, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to the Maker. Without in any way limiting the generality of the foregoing, any subsequent modification of the Obligations in any reorganization case concerning the Maker shall not affect the obligation of each Guarantor to pay and perform the Obligations in accordance with the original terms thereof.

(i)	Covenants. Each Guarantor hereby covenants and agrees with the Holder that, from and after the date of this Guarantee until the Obligations (but excluding reimbursement and indemnity obligations which survive but are not due and payable) are paid in full in cash, such Guarantor shall comply with each of the covenants set forth in the Note to the extent such covenants apply to such Guarantor, in each case subject to the provisions of Section 15(e)(ii) above.

[Signature page follows]

IN WITNESS WHEREOF, the Maker and the Loan Parties have caused this Note to be duly executed as of the date first above written.

THE CHILDREN’S PLACE, INC., as Maker

By:	/s/ John Szczepanski
Name:	John Szczepanski
Title:	Chief Financial Officer

THE CHILDREN’S PLACE SERVICES COMPANY, LLC, as a Guarantor

By:	/s/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

TCP BRANDS, LLC, as a Guarantor

By:	/s/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

THE CHILDREN’S PLACE INTERNATIONAL, LLC, as a Guarantor

By:	/s/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

THE CHILDREN’S PLACE (CANADA), LP, by its general partner, TCP INVESTMENT CANADA II CORP., as a Guarantor

By:	/s/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

[Signature Page to Unsecured Promissory Note]

THECHILDRENSPLACE.COM, INC., as a Guarantor

By:	/s/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

THE CHILDREN’S PLACE CANADA HOLDINGS, INC., as a Guarantor
By:	/s/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

TCP IH II, LLC, as a Guarantor

By:	/s/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

TCP REAL ESTATE HOLDINGS, LLC, as a Guarantor

By:	/s/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

TCP INTERNATIONAL PRODUCT HOLDINGS, LLC, as a Guarantor

By:	/s/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

TCP INVESTMENT CANADA II CORP., as a Guarantor

By:	/s/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

[Signature Page to Unsecured Promissory Note]

TCP INVESTMENT CANADA I CORP., as a Guarantor

By:	/s/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

AMASKIT, LLC, as a Guarantor

By:	/s/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

[Signature Page to Unsecured Promissory Note]

ACKNNOWLEDGED AND AGREED:

MITHAQ CAPITAL SPC, as Holder

By:	/s/ Muhammad Asif Seemab
Name:	Muhammad Asif Seemab
Title:	Director

[Signature Page to Unsecured Promissory Note]

Notice Information

If to Maker:

500 Plaza Drive, Secaucus, New Jersey 07094

Attention: Kenneth Li

Email: kli@childrensplace.com

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Thomas V. de la Bastide III

Email: tdelabastide@paulweiss.com

If to Holder:

Mithaq Capital SPC

Synergy, Suite 22, 3269 Anas Ibn Malik Rd,

Al Malqa, Riyadh 13521

Saudi Arabia

Attention: Turki Saleh A. AlRajhi; Muhammad Asif Seemab

Email: talrajhi@mithaqholding.com; asif@mithaqholding.com

With a copy to:

White & Case LLP

1221 Avenue of the Americas New York, NY 10020-1095

Attention: Richard Brand; Justin Wagstaff

Email: richard.brand@whitecase.com; jwagstaff@whitecase.com

Exhibit A

Form of Borrowing Notice

[      ] [_], 202[_]

Mithaq Capital SPC

Synergy, Suite 22, 3269 Anas Ibn Malik Rd,

Al Malqa, Riyadh 13521 Saudi Arabia

Attention: Turki Saleh A. AlRajhi; Muhammad Asif Seemab

Email: talrajhi@mithaqholding.com; asif@mithaqholding.com

With a copy to:

White & Case LLP

1221 Avenue of the Americas New York, NY 10020-1095

Attention: Richard Brand; Justin Wagstaff

Email: richard.brand@whitecase.com; jwagstaff@whitecase.com

Ladies and Gentlemen:

Reference is made to the Commitment Letter, dated as of May 2, 2024 (the “Letter”), between The Children’s Place, Inc. (“Borrower”), its subsidiaries and Mithaq Capital SPC (“Mithaq”). Capitalized terms used and not defined herein shall have the meanings given to them in the Letter.

1.          Borrower hereby requests an advance in the amount of [       ] dollars ($[       ]) pursuant to Section 1(b) of the Letter.

2.          The proposed date of the requested disbursement is [       ] (which is a Business Day).

3.          Borrower hereby certifies that each of the conditions that shall be set forth in the promissory note to be provided by the Borrower pursuant to the Letter shall be satisfied on or prior to the proposed borrowing date.

4.          Borrower hereby certifies that the information set forth herein is true, correct and complete, and Borrower acknowledges that, in connection with disbursing the advance requested hereby, Mithaq is relying on the information contained herein and certified, on behalf of Borrower, as being true, correct and complete.

This Borrowing Notice may be executed and delivered by transmittal of a portable document format (.pdf) file or other electronic means, which shall have the same import and effect as an original and shall be valid, enforceable and binding for the purposes of this Borrowing Notice.

[Remainder of Page Intentionally Blank]

[Signature Page to Unsecured Promissory Note]

SCHEDULE I

Principal Amount	Date of Term Loan Advance
$15,000,000	July 1, 2026

SCHEDULE II

Wire Instructions

[see attached].